Exhibit 4.27

WASHINGTON NATURAL GAS COMPANY

TO

HARRIS TRUST AND SAVINGS BANK,

Trustee

AND

R. H. LONG,

Co-Trustee

Sixth Supplemental Indenture

Dated as of August 1, 1966

SUPPLEMENTING AND MODIFYING

Indenture of First Mortgage

Dated as of April 1, 1957

SIXTH SUPPLEMENTAL INDENTURE dated as of August 1, 1966 and made by WASHINGTON NATURAL GAS COMPANY, a corporation organized and existing under the laws of the State of Delaware and having its principal place of business in the City of Seattle, State of Washington (hereinafter called the “Company”), party of the first part, HARRIS TRUST AND SAVINGS BANK, a corporation duly organized and existing under the laws of the State of Illinois and having its principal place of business in the City of Chicago, Illinois (hereinafter sometimes called the “Trustee”), party of the second part, and R. H. Long, an individual residing at 599 Berkley Avenue, Elmhurst, Illinois (hereinafter sometimes called the “Co-Trustee”), party of the third part (said Trustee and Co-Trustee hereinafter sometimes collectively called the “Trustees”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee its Indenture of First Mortgage dated as of April 1, 1957 (hereinafter called the “Original Indenture” or as heretofore supplemented and as supplemented and modified by this Sixth Supplemental Indenture hereinafter called the “Indenture”) in order, among other things, to secure, as provided therein, the payment of the principal of and premium, if any, and interest on its bonds (in the Original Indenture and herein called the “Bonds”) at any time issued and outstanding thereunder according to their tenor and effect, said Bonds to be designated generally as its “First Mortgage Bonds”, and to be issued in one or more series as provided in the Original Indenture; and

WHEREAS, the Company has heretofore executed and delivered to the Trustees a First Supplemental Indenture, dated as of April 1, 1957 (hereinafter called the “First Supplemental Indenture”) naming and appointing, pursuant to the provisions of Section 15.18 of the Original Indenture, R. H. Long, an individual, to act as Co-Trustee jointly with the Trustee of all or any of the property subject to the lien of the Original Indenture as from time to time supplemented so that, if, by any present or future law in any jurisdiction in which it may be necessary or advisable to perform any act in the execution of the trusts thereby created, the Trustee shall be incompetent or unqualified to act as such trustee, then all acts so to be performed in such jurisdiction in the execution of the trusts thereby created may be performed by the Co-Trustee, acting alone, but subject to the provisions and conditions of the Original Indenture, as supplemented and modified; and

WHEREAS, the Company has executed and delivered to the Trustees a Second Supplemental Indenture dated as of October 1, 1959 (hereinafter called the “Second Supplemental Indenture”), a Third Supplemental Indenture dated as of May 1, 1961 (hereinafter called the “Third Supplemental Indenture”), a Fourth Supplemental Indenture dated as of May 1, 1963 (hereinafter called the “Fourth Supplemental Indenture”) and a Fifth Supplemental Indenture dated as of June 1, 1965 (hereinafter called the “Fifth Supplemental Indenture”) pursuant to each of which the Company provided for the creation of an issue of First Mortgage Bonds; and

WHEREAS, pursuant to the Original Indenture, as so supplemented, there have been executed, authenticated, delivered and issued and there are now outstanding, First Mortgage Bonds of series and in principal amounts as follows:

Title	Issued	Outstanding
5 1/2% Series due 1977	$15,000,000	$11,850,000
5 1/2% Series due 1979	6,000,000	5,280,000
4 7/8% Series due 1981	5,000,000	4,550,000
4 5/8% Series due 1988	10,000,000	9,770,000
4.70% Series due 1990	7,000,000	7,000,000

; and

WHEREAS, the Board of Directors of the Company has established under the Original Indenture, a new series of Bonds to be designated First Mortgage Bonds, 6 1/8% Series due 1991 (hereinafter referred to as the “Bonds of the 1991 Series”), and has authorized the issue of said Bonds of the 1991 Series in the aggregate principal amount of Ten Million Dollars ($10,000,000) pursuant to the provisions of Article Five of the Original Indenture; and

WHEREAS, Sections 18.01 and 18.02 of the Original Indenture provide, among other things, that the Company, when authorized by a resolution of the Board of Directors, and the Trustee, from time to time and at any time, subject to the restrictions in the Indenture contained, may, and when so required by the Original Indenture, shall, enter into indentures supplemental to the Original Indenture and which thereafter shall form a part thereof, for the purposes, among others, of (a) providing for the creation of a series of Bonds, designating the series to be created and specifying the form and provisions of the Bonds of such series, (b) adding to the Original Indenture other covenants and agreements thereafter to be observed by the Company, (c) mortgaging, pledging, conveying, transferring or assigning to the Trustees, and subjecting to the lien of the Indenture, additional properties acquired by the Company and (d) changing, altering, modifying, varying or eliminating any of the terms, provisions, restrictions, or conditions of the Indenture; and

WHEREAS, the Board of Directors of the Company by resolutions duly adopted authorized the execution of this Sixth Supplemental Indenture for the purpose of (a) creating the Bonds of the 1991 Series, designating the series created and specifying the form and the provisions of the Bonds of such series, (b) adding to the Original Indenture certain covenants and agreements hereafter to be observed by the Company, (c) mortgaging, pledging, conveying, transferring and assigning to the Trustees, and subjecting to the lien of the Indenture additional properties acquired by the Company and (d) providing for the modification of Section 9.14 of the Original Indenture in the manner, and subject to the conditions, set forth in Article Two of this Sixth Supplemental Indenture; and

WHEREAS, all acts and proceedings required by law and by the Charter and by-laws of the Company necessary to secure the payment of the principal of and interest and premium, if any, on the Bonds of the 1991 Series, to make the Bonds of the 1991 Series to be issued hereunder, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute the Indenture a valid and binding mortgage for the security of all the Bonds, in accordance with its and their terms, have been done and taken; and the execution and delivery of this Sixth Supplemental Indenture and the issue of the Bonds of the 1991 Series have been in all respects duly authorized:

NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE WITNESSETH, that in order to secure the payment of the principal of and premium,

if any, and interest on all Bonds at any time issued and outstanding under the Indenture, according to their tenor, purport and effect, to confirm the lien of the Indenture upon the mortgaged property mentioned therein including any and all property purchased, constructed or otherwise acquired by the Company since the date of the Fifth Supplemental Indenture and to secure the performance and observance of all the covenants and conditions herein and in the Bonds and in the Indenture contained, and to declare the terms and conditions upon and subject to which the Bonds of the 1991 Series are and are to be issued and secured, and for and in consideration of the premises and of the mutual covenants herein contained and of the purchase and acceptance of the Bonds of the 1991 Series by the holders thereof, and of the sum of Ten Dollars ($10) duly paid to the Company by the Trustees, at or before the ensealing and delivery hereof and for other valuable considerations, the receipt whereof is hereby acknowledged, the Company has executed and delivered this Sixth Supplemental Indenture, and by these presents, does grant, bargain, sell, alien, remise, release, convey, assign, transfer, mortgage, pledge, set over and confirm unto the Trustees, their respective successors in trust and its and their successors and assigns, all the property, rights, privileges and franchises (other than excepted property) of the character described in the Granting Clauses of the Original Indenture now owned of record or otherwise by the Company, whether or not constructed or acquired since the date of the Fifth Supplemental Indenture or which may hereafter be constructed or acquired by it, including without limiting the generality of the foregoing the property in the State of Washington described in Article Five hereof, but subject to all exceptions, reservations and matters of the character therein referred to, and expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted by Paragraphs A through I of Granting Clause IX of the Original Indenture, to the extent contemplated thereby, and all property heretofore released or otherwise disposed of pursuant to the provisions of the Indenture.

TO HAVE AND TO HOLD all of the property, real, personal and mixed, and all and singular the lands, properties, estates, rights, franchises, privileges and appurtenances hereby granted, bargained, sold, aliened, remised, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed, or intended so to be, unto the Trustees and their respective successors in trust and to its and their successors and assigns, forever.

BUT IN TRUST, NEVERTHELESS, for the equal and proportionate use, benefit, security and protection of those who from time to time shall hold the Bonds and coupons, or any of them, authenticated and delivered under the Indenture, and duly issued by the Company, without any discrimination, preference or priority of any one Bond or coupon over any other by reason of priority in the time of issue, sale or negotiation thereof or otherwise, except as provided in Section 12.28 of the Original Indenture, so that, subject to said Section 12.28, each and all of said Bonds and coupons shall have the same right, lien and privilege under the Indenture and shall be equally and proportionately secured thereby and hereby (except as any sinking, depreciation or other analogous fund established in accordance with the provisions of the Indenture may afford additional security for the Bonds of any particular series), with the same effect as if all of the Bonds and coupons had been issued, sold and negotiated simultaneously on the date of the delivery of the Original Indenture.

THE COMPANY HEREBY DECLARES that it holds and will hold and apply all property and rights of the character described in Paragraph G of Granting Clause IX of the Original Indenture as specifically reserved and excepted, upon the trusts as set forth in the Indenture, and as the Trustees (or any purchaser upon any sale of the mortgaged property) shall for such purpose direct from time to time, to the fullest extent permitted by law or in equity and by any instruments creating the same, as fully as if the same could be and had been hereby granted, conveyed, mortgaged, pledged, transferred and assigned to and vested in the Trustees.

It is hereby covenanted, declared and agreed by and between the parties hereto that all Bonds and coupons, if any, are to be authenticated, delivered and issued and that all property subject or to become subject to the Indenture is to be held, subject to the further covenants, conditions, uses and trusts set forth in the Indenture, and the Company for itself and its successors or assigns does hereby covenant and agree to and with the Trustees and their respective successor or successors in such trust, for the benefit of those who shall hold Bonds, or coupons, or any of them, as follows:

ARTICLE ONE.

Bonds of the 1991 Series and Certain Provisions Relating Thereto.

SECTION 1.01. A. Terms of Bonds of the 1991 Series. There shall be, and is hereby created, a new series of Bonds, known as and entitled “First Mortgage Bonds, 6 1/8% Series due 1991” (herein referred to as the “Bonds of the 1991 Series”). The principal amount of the Bonds of the 1991 Series shall be and hereby is limited, except for duplicate Bonds authenticated and delivered pursuant to Section 3.12 of the Original Indenture, to Ten Million Dollars ($10,000,000) in aggregate principal amount.

The definitive Bonds of the 1991 Series shall be coupon Bonds of the denomination of $1,000, registerable as to principal, and registered Bonds without coupons of the denomination of $1,000 or any multiple thereof.

The coupon Bonds of the 1991 Series will be dated as of August 1, 1966, and the registered Bonds of the 1991 Series without coupons will be dated as provided in Section 3.05 of the Original Indenture. All Bonds of the 1991 Series shall mature August 1, 1991, and will bear interest at the rate of 6 1/8% per annum, payable semi-annually on February 1 and August 1 in each year. The principal of, the premium, if any, and interest on, the Bonds of the 1991 Series will be paid in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, at the principal corporate trust office of the Trustee, or its successor in trust, in the City of Chicago, Illinois, or, at the option of the holders of the Bonds of the 1991 Series, at the office or agency of the Company in the Borough of Manhattan, City and State of New York or in the City of Seattle, Washington.

The definitive Bonds of the 1991 Series may be issued in the form of Bonds engraved, printed or lithographed on steel engraved borders.

As permitted by the provisions of Section 3.10 of the Original Indenture and upon payment at the option of the Company of the charges provided in Section 3.11 of the Original Indenture, registered Bonds of the 1991 Series without coupons may be exchanged for a new registered Bond or Bonds of said series of different authorized denominations of like aggregate principal amount or for a like aggregate principal amount of coupon Bonds of said series, with coupons attached representing interest from the last interest payment date to which interest has been paid on the registered Bonds of said series surrendered in exchange, or both, and coupon Bonds of the 1991 Series may be exchanged for a like aggregate principal amount of registered Bonds of the said series without coupons of the same or a different authorized denomination or denominations.

The Trustee hereunder shall, by virtue of its office as such Trustee, be a paying agent of the Company for the purpose of the payment of the principal of and premium, if any, and interest on the Bonds of the 1991 Series and the registrar and transfer agent of the Company for the purpose of registering and transferring Bonds of the 1991 Series.

B. Forms of Bonds of the 1991 Series. The coupon Bonds of the 1991 Series, the interest coupons to be attached thereto, the registered Bonds of said series, and the Trustee’s authentication certificate to be executed on all of the Bonds of said series, shall be in substantially the following forms, respectively:

[FORM OF COUPON BOND OF THE 1991 SERIES]

NO. M	$1,000

WASHINGTON NATURAL GAS COMPANY

FIRST MORTGAGE BOND, 6 1/8% SERIES DUE 1991

DUE AUGUST 1, 1991

WASHINGTON NATURAL GAS COMPANY, a Delaware corporation (hereinafter sometimes called the “Company”), for value received, hereby promises to pay to the bearer or, if this bond be registered as to principal, to the registered owner hereof, on August 1, 1991, One Thousand Dollars, and to pay interest hereon from August 1, 1966, at the rate of 6 1/8% per annum, semi-annually on the first day of February and on the first day of August in each year, but as to interest due at or prior to maturity, only upon surrender of the appropriate coupons attached hereto as they severally become due.

The principal of and the premium, if any, and interest on this bond will be paid in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, at the principal corporate trust office of Harris Trust and Savings Bank, the Trustee, or its successor in trust, in the City of Chicago, State of Illinois, or, at the option of the holder hereof, at the office or agency of the Company in the Borough of Manhattan, City and State of New York, or in the City of Seattle, State of Washington.

This bond is one of the bonds, of the above designated series, of an authorized issue of bonds of the Company, known as First Mortgage Bonds, not limited as to maximum aggregate principal amount, all issued or issuable in one or more series under and equally and proportionately secured (except in so far as any sinking fund, renewal fund or other fund established in accordance with the provisions of the Indenture hereinafter mentioned may afford additional security for the bonds of any specific series) by an Indenture of First Mortgage dated as of April 1, 1957, executed and delivered by the Company to Harris Trust and Savings Bank, as Trustee (herein and its successors under said Indenture sometimes called the “Trustee”), as supplemented by a First Supplemental Indenture dated as of April 1, 1957, executed by the Company, the Trustee and R. H. Long, the Co-Trustee appointed thereunder (said Trustee and Co-Trustee herein sometimes called the “Trustees”) and as supplemented and modified by all other indentures supplemental thereto, including, in particular, a Sixth Supplemental Indenture dated as of August 1, 1966, executed by the Company and the Trustees, to which Indenture of First Mortgage and all indentures supplemental thereto (herein sometimes called the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged as security for said bonds, the nature and extent of the security, and the rights, duties and immunities thereunder of the Trustees, the rights of the holders of said bonds and of the Trustees and of the Company in respect of such security, and the terms upon which said bonds may be issued thereunder.

The bonds of this series are subject to redemption prior to maturity (a) as a whole at any time or in part from time to time, at the option of the Company, (provided, however, that such right of redemption prior to August 1, 1971, shall be limited as provided in the Sixth Supplemental Indenture), upon payment of the applicable percentage of the called principal amount thereof during the respective periods set forth in the tabulation below under the heading “Regular Redemption Price” and (b) for the sinking fund and renewal fund provided for in the Indenture and by the application of proceeds of certain property subject to the lien thereof, upon payment of the applicable percentage of the called principal amount thereof during the respective periods set forth in the tabulation below under the heading “Special Redemption Price”:

Twelve Months’ Period Beginning August 1	Regular Redemption Price %	Special Redemption Price %	Twelve Months’ Period Beginning August 1	Regular Redemption Price %	Special Redemption Price %
1966	106.13	100.00	1979	103.37	100.00
1967	106.13	100.00	1980	103.07	100.00
1968	106.13	100.00	1981	102.76	100.00
1969	106.13	100.00	1982	102.45	100.00
1970	106.13	100.00	1983	102.15	100.00
1971	105.82	100.00	1984	101.84	100.00
1972	105.52	100.00	1985	101.54	100.00
1973	105.21	100.00	1986	101.23	100.00
1974	104.90	100.00	1987	100.92	100.00
1975	104.60	100.00	1988	100.62	100.00
1976	104.29	100.00	1989	100.31	100.00
1977	103.99	100.00	1990	100.00	100.00
1978	103.68	100.00

together in any case with interest accrued thereon to the date fixed for redemption, upon prior notice (unless such notice is waived by the holders of all bonds of this series called for redemption), given by publication at least once each week for three successive calendar weeks, the first publication to be not less than thirty days nor more than ninety days prior to the date fixed for redemption, in a newspaper printed in the English language, customarily published on at least five days a week, excluding legal holidays, and of general circulation in the City of Chicago, State of Illinois, and in newspapers similarly published and of general circulation in the Borough of Manhattan, City and State of New York, and in the City of Seattle, State of Washington; provided that if all of the bonds of this series at the time outstanding shall be registered bonds without coupons and/or coupon bonds registered as to principal, such notice may be given by mail in lieu of such publication; all as more fully provided in the Indenture.

If this bond is duly designated for redemption, if payment of the principal hereof, together with accrued interest and premium, if any, is irrevocably provided for, and if notice of such redemption is duly given or provided for or waived, all as specified in the Indenture, this bond shall cease to be entitled to the lien of the Indenture from and after the date such payment and notice are irrevocably so provided for and shall cease to bear interest from and after the date fixed for redemption.

The Indenture contains provisions permitting the Company and the Trustees, with the consent of the holders of not less than sixty-six and two-thirds per cent in principal amount of the bonds at the time outstanding (determined as provided in the Indenture) including, if more than one series of bonds shall be at the time outstanding, not less than sixty-six and two-thirds per cent in principal amount of the bonds at the time outstanding of each series affected, to effect, by an indenture supplemental to the Indenture, modifications or alterations of the Indenture and of the rights and obligations of the Company and of the holders of the bonds and coupons; provided, however, that no such modification or alteration shall be made without the consent of the holder hereof which will (a) extend the maturity of this bond or reduce the rate or extend the time of payment of interest hereon or reduce the amount of the principal hereof or reduce any premium payable on the redemption hereof, or (b) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Indenture, or alter the equal and proportionate security afforded by the lien of the Indenture for the bonds issued thereunder, or (c) reduce the number or percentage of the principal amount of the bonds upon the consent of the holders of which modifications or alterations may be made as aforesaid or defaults may be waived.

This bond shall pass by delivery, except that it may be registered as to principal from time to time at the option of the bearer on registration books to be kept for the purpose at the principal corporate trust office of the Trustee, such registration being noted hereon, and if so registered shall pass only by transfer upon such books by the registered owner hereof or his duly authorized attorney, similarly noted hereon, unless such transfer shall have been made and registered to bearer and noted hereon, in which case it shall again pass by delivery until again registered. Such registration of this bond as to principal shall not affect the negotiability of its coupons, which shall always be payable to bearer, be treated as negotiable and pass by delivery.

Coupon bonds of this series, bearing all unmatured coupons, may be exchanged at said office of the Trustee for registered bonds of the same series without coupons for a like aggregate principal amount in authorized denominations, upon payment, if the Company shall so require, of the charges provided for in the Indenture and subject to the terms and conditions therein set forth.

If a default as defined in the Indenture shall occur, the principal of this bond may become or be declared due and payable before maturity in the manner and with the effect provided in the Indenture. The holders, however, of certain specified percentages of the bonds at the time outstanding, including in certain cases specified percentages of bonds of particular series, may in the cases, to the extent and under the conditions provided in the Indenture, waive certain defaults thereunder and the consequences of such defaults.

No recourse shall be had for the payment of the principal of or the premium, if any, or the interest on this bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, against any incorporator, stockholder, director or officer, past, present or future, as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or such predecessor or successor corporation, under any constitution or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, stockholders, directors and officers, as such, being waived and released by the holder and owner hereof by the acceptance of this bond and as provided in the Indenture.

The Company and the Trustee, any paying agent and any bond registrar may deem and treat the bearer of this bond, if it is not registered as to principal, or if this bond is registered as to principal as herein authorized, the person in whose name the same is registered, as the absolute owner hereof, and the bearer of any coupon appertaining hereto as the absolute owner thereof, whether or not this bond or such coupon shall be overdue, for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustee nor any paying agent nor any bond registrar shall be affected by any notice to the contrary.

Neither this bond nor any of the coupons for interest hereon shall become or be valid or obligatory for any purpose until the authentication certificate hereon shall have been signed by the Trustee.

IN WITNESS WHEREOF, WASHINGTON NATURAL GAS COMPANY has caused these presents to be executed in its corporate name by the manual or facsimile signature of its President or one of its Vice Presidents under its corporate seal or a facsimile thereof, attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries, and has likewise caused the annexed coupons to be authenticated by the facsimile signature of its Treasurer, all as of the first day of August, 1966.

WASHINGTON NATURAL GAS COMPANY

By
President.
Attest:

Secretary.

[GENERAL FORM OF INTEREST COUPON APPURTENANT TO

COUPON BONDS OF THE 1991 SERIES]

$ *	NO.

On the first day of             , 19    , WASHINGTON NATURAL GAS COMPANY, upon surrender hereof, unless the bond mentioned below shall previously have become due and payable and payment shall have been duly provided therefor, will pay to the bearer at the principal corporate trust office of Harris Trust and Savings Bank, in the City of Chicago, State of Illinois, or its successor in trust, or at the option of the holder hereof, at the office or agency of the Company in the Borough of Manhattan, City and State of New York, or in the City of Seattle, State of Washington, the amount shown hereon above, in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, being six months’ interest then due on its First Mortgage Bond, 6 1/8% Series due 1991, No. M

Treasurer.

[FORM OF REGISTRATION]

NOTICE: No writing below except by a Bond Registrar.

Date of Registration	Name of Registered Owner	Signature of Bond Registrar

*	February 1 coupon will be for $30.63.

August 1 coupon will be for $30.62.

[FORM OF REGISTERED BOND OF THE 1991 SERIES WITHOUT COUPONS]

[FORM OF FACE OF BOND]

NO. R	$

WASHINGTON NATURAL GAS COMPANY

FIRST MORTGAGE BOND, 6 1/8% SERIES DUE 1991

DUE AUGUST 1, 1991

WASHINGTON NATURAL GAS COMPANY, a Delaware corporation (hereinafter sometimes called the “Company”), for value received, hereby promises to pay to                     or registered assigns,                                 Dollars on August 1, 1991, and to pay to said payee, or registered assigns, interest hereon from the date hereof at the rate of 6 1/8% per annum semiannually on the first day of February and on the first day of August in each year.

The principal of and the premium, if any, and interest on this bond will be paid in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, at the principal corporate trust office of Harris Trust and Savings Bank, the Trustee, or its successor in trust, in the City of Chicago, State of Illinois, or, at the option of the registered holder hereof, at the office or agency of the Company in the Borough of Manhattan, City and State of New York, or in the City of Seattle, State of Washington.

This bond shall not become or be valid or obligatory for any purpose until the authentication certificate hereon shall have been signed by the Trustee.

The provisions of this bond are continued below on the reverse hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, WASHINGTON NATURAL GAS COMPANY has caused these presents to be executed in its corporate name by the manual or facsimile signature of its President or one of its Vice Presidents, under its corporate seal or a facsimile thereof, attested by the manual or facsimile signature of its Secretary or one of its Assistant Secretaries, all as of                     , 19    .

WASHINGTON NATURAL GAS COMPANY

By
President.
Attest:

Secretary.

[FORM OF REVERSE OF BOND]

This bond is one of the bonds, of the above designated series, of an authorized issue of bonds of the Company known as First Mortgage Bonds, not limited as to maximum aggregate principal amount, all issued or issuable in one or more series under and equally and proportionately secured (except in so far as any sinking fund, renewal fund or other fund established in accordance with the provisions of the Indenture hereinafter mentioned may afford additional security for the bonds of any specific series) by an Indenture of First Mortgage dated as of April 1, 1957, executed and delivered by the Company to Harris Trust and Savings Bank, as Trustee (herein and its successors under said Indenture sometimes called the “Trustee”), as supplemented by a First Supplemental Indenture dated as of April 1, 1957, executed by the Company, the Trustee and R. H. Long, the Co-Trustee appointed thereunder (said Trustee and Co-Trustee herein sometimes called the “Trustees”) and as supplemented and modified by all other indentures supplemental thereto, including, in particular, a Sixth Supplemental Indenture dated as of August 1, 1966, executed by the Company and the Trustees, to which Indenture of First Mortgage and all indentures supplemental thereto (herein sometimes called the “Indenture”) reference is hereby made for a description of the property mortgaged and pledged as security for said bonds, the nature and extent of the security, and the rights, duties and immunities thereunder of the Trustees, the rights of the holders of said bonds and of the Trustees and of the Company in respect of such security, and the terms upon which said bonds may be issued thereunder.

The bonds of this series are subject to redemption prior to maturity (a) as a whole at any time or in part from time to time, at the option of the Company, (provided, however, that such right of redemption prior to August 1, 1971, shall be limited as provided in the Sixth Supplemental Indenture), upon payment of the applicable percentage of the called principal amount thereof during the respective periods set forth in the tabulation below under the heading “Regular Redemption Price” and (b) for the sinking fund and renewal fund provided for in the Indenture and by the application of proceeds of certain property subject to the lien thereof, upon payment of the applicable percentage of the called principal amount thereof during the respective periods set forth in the tabulation below under the heading “Special Redemption Price”:

Twelve Months’ Period Beginning August 1	Regular Redemption Price %	Special Redemption Price %	Twelve Months’ Period Beginning August 1	Regular Redemption Price %	Special Redemption Price %
1966	106.13	100.00	1979	103.37	100.00
1967	106.13	100.00	1980	103.07	100.00
1968	106.13	100.00	1981	102.76	100.00
1969	106.13	100.00	1982	102.45	100.00
1970	106.13	100.00	1983	102.15	100.00
1971	105.82	100.00	1984	101.84	100.00
1972	105.52	100.00	1985	101.54	100.00
1973	105.21	100.00	1986	101.23	100.00
1974	104.90	100.00	1987	100.92	100.00
1975	104.60	100.00	1988	100.62	100.00
1976	104.29	100.00	1989	100.31	100.00
1977	103.99	100.00	1990	100.00	100.00
1978	103.68	100.00

together in any case with interest accrued thereon to the date fixed for redemption, upon prior notice (unless such notice is waived by the holders of all bonds of this series called for redemption) given by publication at least once each week for three successive calendar weeks, the first publication to be not less than thirty days nor more than ninety days prior to the date fixed for redemption, in a newspaper printed in the English language, customarily published on at least five days a week, excluding legal holidays, and of general circulation in the City of Chicago, State of Illinois, and in newspapers similarly published and of general circulation in the Borough of Manhattan, City and State of New York and in the City of Seattle, State of Washington; provided that if all of the bonds of this series at the time outstanding shall be registered bonds without coupons and/or coupon bonds registered as to principal, such notice may be given by mail in lieu of such publication; all as more fully provided in the Indenture.

If this bond or any portion thereof ($1,000 or any multiple thereof) is duly designated for redemption, if payment of the principal hereof or of such portion, together with accrued interest, and premium, if any, is irrevocably provided for and if notice of such redemption is duly given or provided for, or waived, all as specified in the Indenture, this bond or such portion shall cease to be entitled to the lien of the Indenture from and after the date such payment and notice are irrevocably so provided for and shall cease to bear interest from and after the date fixed for redemption.

In the event of the selection for redemption of a portion only of the principal of this bond, payment of the redemption price will be made at the option of the registered owner, either (a) upon presentation of this bond for notation hereon of such payment of the portion of the principal of this bond so called for redemption, or (b) upon surrender of this bond in exchange for a bond or bonds, in either registered or coupon form (but only of authorized denominations of the same series), for the unredeemed balance of the principal amount of this bond.

The Indenture contains provisions permitting the Company and the Trustees, with the consent of the holders of not less than sixty-six and two-thirds per cent in principal amount of the bonds at the time outstanding (determined as provided in the Indenture) including, if more than one series of bonds shall be at the time outstanding, not less than sixty-six and two-thirds per cent in principal amount of the bonds at the time outstanding of each series affected, to effect, by an indenture supplemental to the Indenture, modifications or alterations of the Indenture and of the rights and obligations of the Company and of the holders of the bonds and coupons; provided, however, that no such modification or alteration shall be made without the consent of the registered owner hereof which will (a) extend the maturity of this bond or reduce the rate or extend the time of payment of interest hereon or reduce the amount of the principal hereof or reduce any premium payable on the redemption hereof, or (b) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Indenture, or alter the equal and proportionate security afforded by the lien of the Indenture for the bonds issued thereunder, or (c) reduce the number or percentage of the principal amount of the bonds upon the consent of the holders of which modifications or alterations may be made as aforesaid or defaults may be waived.

This bond is transferable by the registered owner hereof in person or by his duly authorized attorney, on books of the Company kept for the purpose at the principal corporate trust office of the Trustee, upon surrender of this bond for cancellation and upon payment, if the Company shall so require, of the charges provided for in the Indenture, and thereupon a new registered bond of the same series of like principal amount will be issued to the transferee in exchange therefor.

The registered owner of this bond at his option may surrender the same for cancellation at said office and receive in exchange therefor the same aggregate principal amount of registered bonds of the same series but of other authorized denominations or coupon bonds of the same series of the denomination of One Thousand Dollars, bearing coupons, representing interest from the last interest payment date to which interest has been paid on this bond, or both such registered bonds and coupon bonds, upon payment, if the Company shall so require, of the charges provided for in the Indenture and subject to the terms and conditions therein set forth.

If a default as defined in the Indenture shall occur, the principal of this bond may become or be declared due and payable before maturity in the manner and with the effect provided in the Indenture. The holders, however, of certain specified percentages of the bonds at the time outstanding, including in certain cases specified percentages of bonds of particular series, may in the cases, to the extent and under the conditions provided in the Indenture, waive certain defaults thereunder and the consequences of such defaults.

No recourse shall be had for the payment of the principal of or the premium, if any, or the interest on this bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, against any incorporator, stockholder, director or officer, past, present or future, as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or such predecessor or successor corporation, under any constitution or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, stockholders, directors and officers, as such, being waived and released by the holder and owner hereof by the acceptance of this bond and as provided in the Indenture.

The Company and the Trustee, any paying agent and any bond registrar may deem and treat the person in whose name this bond is registered, or his registered assigns, as the absolute owner hereof, whether or not this bond shall be overdue, for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustee nor any paying agent nor any bond registrar shall be affected by any notice to the contrary.

[FORM OF ASSIGNMENT]

For value received, the undersigned hereby sells, assigns and transfers unto                      the within bond, and all rights thereunder, hereby irrevocably constituting and appointing                      attorney to transfer said bond on the books of the Company, with full power of substitution in the premises.

Dated:

In the presence of:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within bond in every particular, without alteration or enlargement or any change whatever.

[FORM OF TRUSTEE’S AUTHENTICATION CERTIFICATE

FOR ALL BONDS]

This is one of the bonds, of the series designated therein, described in the within mentioned Indenture.

HARRIS TRUST AND SAVINGS BANK,
As Trustee,

By
Authorized Officer.

[FORM OF ENDORSEMENT ON REGISTERED BONDS OF THE 1991 SERIES

WITHOUT COUPONS WITH RESPECT TO PAYMENTS ON

ACCOUNT OF PRINCIPAL]

PAYMENTS ON ACCOUNT OF PRINCIPAL

Date	Amount Paid	Balance of Principal Amount Unpaid	Signature

SECTION 1.02. Redemption Provisions for Bonds of the 1991 Series. The Bonds of the 1991 Series shall be subject to redemption prior to maturity:

(a) as a whole at any time or in part from time to time, at the option of the Company upon payment of the applicable percentage of the principal amount thereof set forth under the heading “Regular Redemption Price” in the tabulation in the forms of the Bonds of the 1991 Series set forth in Section 1.01 of this Sixth Supplemental Indenture; provided, however, that no such redemption shall be made prior to August 1, 1971, directly or indirectly as a part of, or in anticipation of, any refunding operation involving the incurring of indebtedness by the Company if such indebtedness has an effective interest cost to the Company (calculated after adjustment, in accordance with generally accepted financial practice, for any premium received or discount granted in connection with the indebtedness being incurred in such refunding operation) of less than the effective interest cost to the Company of the Bonds of the 1991 Series; or

(b) upon payment of the applicable percentage of the principal amount thereof set forth under the heading “Special Redemption Price” in the tabulation in the forms of the Bonds of the 1991

Series set forth in Section 1.01 of this Sixth Supplemental Indenture either,

(i) through the application of cash deposited with the Trustee for the sinking fund for the Bonds of said Series provided for in Section 1.03 of this Sixth Supplemental Indenture, or the renewal fund provided for in Section 4.04 of the Original Indenture, or

(ii) at the option of the Company, for use as a basis for credit against any sinking fund payment for the Bonds of said Series due not more than 12 months subsequent to the date fixed for such redemption, or

(iii) through the application pursuant to Section 8.05 of the Original Indenture of any trust moneys held by the Trustee received from the proceeds of property sold or taken pursuant to the provisions of Section 7.04 of the Original Indenture;

together in any case with interest accrued thereon to the date fixed for redemption, upon not less than thirty days’ nor more than ninety days’ notice given in the manner provided by Article Ten of the Original Indenture, by publication in the City of Chicago, Illinois, and in the Borough of Manhattan, City and State of New York, and in the City of Seattle, Washington, or otherwise as provided in Section 2.07 of the Original Indenture, unless waived as provided in said Section.

SECTION 1.03. Sinking Fund for Bonds of the 1991 Series. A. As a sinking fund for the retirement of Bonds of the 1991 Series, the Company will, subject to the provisions in this Section hereinafter provided, annually on or before July 31, in each year, beginning in 1969, and continuing to and including July 31, 1990, pay to the Trustee cash sufficient to redeem on the next ensuing August 1, at the then applicable Special Redemption Price thereof plus accrued interest, if any, then due, Bonds of the 1991 Series of a principal amount equal to $230,000 (or adjusted annual amounts if required or permitted as hereinafter provided on account of the date of exhaustion of available gas supply).

The payments and the dates upon which payments are required for the sinking fund as above provided are in this Section 1.03 referred to as “sinking fund payments” and “sinking fund payment dates”, respectively.

In lieu of delivering cash to the Trustee the Company shall have the right, subject to the conditions hereinafter contained, to satisfy in whole or in part the sinking fund payment due on such date

(a) by delivering to the Trustee for the sinking fund, issued and outstanding Bonds of the 1991 Series reacquired by the Company, which Bonds of the 1991 Series shall not have theretofore been funded or, if funded, shall have been reinstated as provided in Section 2.03 of the Original Indenture;

(b) by crediting against the sinking fund payment, Bonds of the 1991 Series which shall have been redeemed at any time prior to such sinking fund payment date at the Regular Redemption Price and which Bonds of the 1991 Series shall not have theretofore been funded or, if funded, shall have been reinstated as provided in Section 2.03 of the Original Indenture; and

(c) by crediting against the sinking fund payment, Bonds of the 1991 Series which shall have been redeemed in anticipation of such sinking fund payment not more than 12 months preceding the sinking fund payment date at the then applicable Special Redemption Price as permitted by Clause (ii) of subparagraph (b) of Section 1.02 of this Sixth Supplemental Indenture and which Bonds of the 1991 Series shall not have theretofore been funded or, if funded, shall have been reinstated as provided in Section 2.03 of the Original Indenture.

All Bonds of the 1991 Series delivered to the Trustee pursuant to the foregoing subparagraph (a) or which the Company elects to treat as redeemed for the account of the sinking fund pursuant to the foregoing subparagraphs (b) and (c) shall reduce by their principal amount the principal amount of Bonds of the 1991 Series required to be redeemed by the sinking fund payment in question.

B. At least 45 days prior to the sinking fund payment date in each year, beginning in 1969, the Company shall file with the Trustee an officers’ certificate stating:

(1) the amount of the sinking fund payment due on July 31 of such year and setting forth, if required because of a revision of the sinking fund payments on account of a change in the date of exhaustion of available gas supply, a computation showing the basis and amount of the adjusted sinking fund payments;

(2) the aggregate principal amount, if any, of Bonds of the 1991 Series delivered or to be delivered to the Trustee pursuant to subparagraph (a) of Subdivision A of this Section 1.03 for the account of the sinking fund (specifying such Bonds and the distinctive numbers thereof), that all of such Bonds have been bona fide sold, pledged or otherwise negotiated by the Company and reacquired by it, and that such Bonds have not theretofore been funded or, if any of such Bonds have theretofore been funded, that such Bonds have been reinstated as provided in Section 2.03 of the Original Indenture;

(3) the aggregate principal amount, if any, of Bonds of the 1991 Series to be treated as redeemed for the account of the sinking fund and credited against the sinking fund payment pursuant to subparagraph (b) of said Subdivision A (specifying such Bonds), and that such Bonds have not theretofore been funded or, if any of such Bonds have theretofore been funded, that such Bonds have been reinstated as provided in Section 2.03 of the Original Indenture; and

(4) the aggregate principal amount, if any, of Bonds of the 1991 Series to be treated as redeemed for the account of the sinking fund and credited against the sinking fund payment pursuant to subparagraph (c) of said Subdivision A (specifying such Bonds), and that such Bonds have not theretofore been funded or, if any of such Bonds have theretofore been funded, that such Bonds have been reinstated as provided in Section 2.03 of the Original Indenture.

All Bonds of the 1991 Series delivered to the Trustee for credit against the sinking fund shall in the case of coupon Bonds be accompanied by all unmatured appurtenant coupons and, if registered otherwise than in the name of the Company, shall be accompanied by duly executed written instruments of transfer.

Upon receipt of such certificate the Trustee shall proceed to select for redemption, in the manner provided in Article Ten of the Original Indenture, a principal amount of Bonds of the 1991 Series equal to the excess, if any, of (i) the principal amount of the Bonds of the 1991 Series redeemable with the money provided to be paid to the Trustee on the next succeeding sinking fund payment date in Subdivision A of this Section 1.03 over (ii) the aggregate principal amount of Bonds of the 1991 Series to be delivered or credited as aforesaid on account of such sinking fund payment; and, in the name of the Company, shall give notice as required by the provisions of Section 1.02 of this

Sixth Supplemental Indenture of the redemption for the sinking fund, on the next ensuing August 1, of the Bonds so selected. On or before the sinking fund payment date the Company shall pay to the Trustee cash in an amount sufficient to redeem the principal amount of Bonds of the 1991 Series required by the first sentence of this paragraph to be redeemed, plus accrued interest, if any, on the Bonds of the 1991 Series to be redeemed by the application of such cash, and the money so paid shall be applied to the redemption of such Bonds. The Company shall also, on or before the sinking fund payment date, deliver to the Trustee any Bonds of the 1991 Series specified pursuant to clause (2) of the first paragraph of this Subdivision B in the officers’ certificate filed with the Trustee pursuant to said first paragraph of this Subdivision B.

The Company from time to time on request of the Trustee will pay to the Trustee, otherwise than out of the sinking fund moneys, the cost of giving notice of redemption of Bonds of the 1991 Series for the sinking fund and any other expense in operating the sinking fund, the intention being that the sinking fund shall not be charged with such expenses.

All Bonds of the 1991 Series delivered, or elected to be treated as redeemed, for the account of the sinking fund as aforesaid, and all Bonds of the 1991 Series redeemed by operation of the sinking fund, shall thereupon be funded (as defined in Section 1.33(3) of the Original Indenture), but only so long as any Bonds of the 1991 Series are outstanding. All Bonds so delivered or redeemed, or so elected to be treated as redeemed, shall, if not previously cancelled, be forthwith cancelled by the Trustee.

All cash paid to the Trustee pursuant to the provisions of this Section other than cash to defray the cost of giving notices and any other expense in operating the sinking fund shall be held by the Trustee as security for the payment of the called Bonds of the 1991 Series until applied as herein provided.

C. If any certificate of available gas supply required to be delivered to the Trustee as hereinafter provided in Subdivision D of this Section 1.03 shall show a date of exhaustion of available gas supply (hereinafter referred to as date of exhaustion) earlier than August 1, 1991, the aggregate amount of sinking fund payments due after such certificate is delivered to the Trustee shall be increased so as to cause the Bonds of the 1991 Series then outstanding to be retired at least six months prior to such date of exhaustion through the operation of such increased annual sinking fund payments, but each revised annual payment shall be a multiple of $1,000.

If any subsequent certificate of available gas supply delivered to the Trustee shall show a date of exhaustion either earlier or later than such date shown in the next preceding certificate of available gas supply delivered to the Trustee, but earlier than August 1, 1991, the sinking fund payments due thereafter shall again be revised in such a manner as to cause the Bonds of the 1991 Series then outstanding to be retired at least six months prior to such date of exhaustion shown by such latest certificate of available gas supply filed with the Trustee.

If any subsequent certificate of available gas supply shall show a date of exhaustion later than August 1, 1991 and not later than August 1, 1994, the remaining sinking fund payments prescribed by Subdivision A of this Section shall be restored as though such installments had not previously been revised. If any such subsequent certificate shall show a date of exhaustion later than August 1, 1994, then if the aggregate principal amount of Bonds of the 1991 Series theretofore redeemed for or credited against the sinking fund shall be less than $5,060,000 (the amount which would be paid into the sinking fund to and including August 1, 1990, at the regular annual payment rate prescribed in Subdivision A of this Section) and shall exceed the difference between $5,060,000 and the aggregate amount of sinking fund payments thereafter to be made as so restored, the remaining sinking fund payments shall be further reduced and thereafter the annual sinking fund payments due on July 31 of each year to and including July 31, 1990 shall be an amount equal to the quotient determined by dividing the difference between (i) $5,060,000 and (ii) such aggregate principal amount of Bonds of the 1991 Series theretofore retired by the operation of the sinking fund by the number of sinking fund payment dates thereafter to and including August 1, 1990, but each reduced installment shall be a multiple of $1,000; and if the aggregate principal amount of Bonds of the 1991 Series theretofore retired by the operation of the sinking fund shall be greater than $5,060,000, no further sinking fund payments shall be required.

If the amount of sinking fund payments is at any time revised in accordance with the preceding paragraphs of this Subdivision C, the Company shall promptly deliver to the Trustee an officers’ certificate setting forth the revision and the basis therefor.

D. The Company covenants that, so long as any Bonds of the 1991 Series are outstanding, it will deliver to the Trustee on or before June 15 in each calendar year beginning with the year 1969, a certificate of available gas supply (which shall be an officers’ certificate) dated as of a date within six months of the delivery thereof to the Trustee and stating that, in the opinion of the signers, the date of exhaustion will be a date not earlier than August 1, 1991, or an earlier date specified in such certificate; provided that there shall be at least a nine months’ interval between the delivery to the Trustee of certificates pursuant to this Section.

A certificate of available gas supply, signed by an engineer who is independent, shall also be delivered to the Trustee within six months after request therefor by the holders of not less than 66 2/ 3% in principal amount of the then outstanding Bonds of the 1991 Series, by written notice both to the Company and to the Trustee, but (a) the Company shall not be required to so deliver an independent engineer’s certificate of available gas supply before March 15, 1970, and (b) the Company shall not be required to so deliver such an independent engineer’s certificate within 36 months of the date of the determination of available gas supply contained in a certificate or opinion delivered to the Trustee consisting of any one or more of the following: (1) an independent engineer’s certificate of available gas supply, (2) a conformed copy (certified to be a true copy by an officer of the Company) of a certificate or opinion of an engineer who is independent showing in substance the date of exhaustion which shall have either (i) been introduced into evidence in proceedings before the Federal Power Commission and not withdrawn or (ii) included in a prospectus of the Company’s gas supplier (so long as there is only one gas supplier) or (3) a certificate of (i) an engineer required to be filed with a trustee under an indenture of such gas supplier securing indebtedness or (ii) of the Company filed in connection with a registration statement effective under the Securities Act of 1933.

A certificate of available gas supply may be based, at the option of the signers, in whole or in part upon (1) written statements as to gas reserves made to the Company by gas suppliers pursuant to agreements between the Company and said gas suppliers, (2) written statements made by officers or engineers employed or retained by a gas supplier and/or (3) a report or reports of an engineer or engineers who is or are independent.

As used in this Section 1.03, the term “gas supplier” or “gas suppliers” shall mean any person or persons from whom the Company shall have a contract to purchase gas, and the term “date of exhaustion of available gas supply” or “date of exhaustion” shall mean the date on which, in the opinion of the signers of a certificate of available gas supply, the Company’s available gas supply would be exhausted on the assumption that the volume of gas in such available gas supply would be purchased and resold by the Company after the date of determination thereof at an annual rate equal to the volume so purchased and resold during the next preceding calendar year.

As used in this Section 1.03, the term “available gas supply” shall mean the minimum volume of natural gas which the Company can, in the opinion of the signer of any certificate of available gas supply, reasonably expect to produce from gas production property or storage or purchase (whether or not the Company or a gas supplier has a contract right to purchase such gas) to meet requirements of the Company in the future for the purpose of the distribution and sale of gas to the Company’s customers. Any determination as to available gas supply shall give due consideration to the existence of proven natural gas reserves (including gas in solution or in a common reservoir with oil or distillate and to be produced with such oil or distillate in the form of casinghead gas) and reserves not proven but reasonably in prospect (which reserves, proven or otherwise, are or have reasonable prospects of being available to the Company in view of pipe lines interconnected with the Company’s or any gas supplier’s pipe lines or which may reasonably be expected to become interconnected with the Company’s or any gas supplier’s pipe line) and shall also give due consideration to the known contractual rights and reasonably anticipated requirements of others with respect to such reserves, to the effect of any existing applicable proration laws, regulations or orders, to withdrawals (for the Company or others) from such reserves during the immediately preceding calendar year and to all other pertinent factors relative to such reserves known to the signers of such certificate.

SECTION 1.04. Renewal Fund. Notwithstanding the provisions of Section 4.06 of the Original Indenture, the Company hereby covenants that so long as any of the Bonds of the 1991 Series shall remain outstanding (a) the covenants made by the Company in Section 4.04 of the Original Indenture shall continue in full force and effect and (b)

Bond credits and Bonds delivered as credits in any annual or interim renewal fund certificate shall be funded (as defined in Section 1.33(3) of the Original Indenture), and shall not again be used as the basis of action or credit under the Indenture, unless and to the extent that the same have been reinstated as unfunded, as provided in said Section 4.04 or in Section 2.03 of the Original Indenture. Nothing contained in said Section 2.03 shall permit the Company to reinstate Bonds or Bond credits funded pursuant to Section 1.03 of this Article One.

SECTION 1.05. Restriction on Payment of Dividends on Common Stock. The Company shall not directly or indirectly (a) declare or pay any dividend (other than dividends payable in Common Stock of the Company) or declare or make any other distribution on any shares of Common Stock, or (b) make, or permit any subsidiary to make, any expenditures for the purchase, redemption or other retirement for a consideration of any shares of capital stock of the Company (other than in exchange for, or from the net cash proceeds of, other and new shares of capital stock of the Company and other than any shares of any class of stock ranking as to dividends or assets prior to the Common Stock of the Company required to be purchased, redeemed or otherwise retired for any sinking fund or purchase fund for such class of stock), if (i) the aggregate amount of all such dividends, distributions and expenditures made since December 31, 1965 would exceed the aggregate amount of the net income of the Company accumulated after December 31, 1965 plus the sum of $3,500,000.

Net income of the Company for the purpose of this Section shall mean the sum of (a) the total operating revenues of the Company, less an amount equal to the total operating expenses of the Company, including but not limited to (i) all taxes (including without limitation income, excess profits and other taxes imposed on or measured by income or undistributed earnings or income), (ii) rentals, insurance, current repairs and maintenance, (iii) provision for retirements, depreciation or obsolescence, which shall be the amount actually charged by the Company on its books of account (but in respect of depreciable gas utility property not subject to prior liens shall not be less than the minimum provision for depreciation as defined in Section 1.32 of the Original Indenture), and (iv) all charges on account of interest on indebtedness and on account of debt discount and expense, and (b) net income or loss from the operation of properties other than the trust estate and any other income received (less applicable expenses) or loss incurred by the Company; which sum shall be diminished by an amount equal to all dividends accrued subsequent to December 31, 1965 (whether or not paid) on any outstanding stock of the Company having preference over the Common Stock as to dividends, assets or otherwise, all of the foregoing determined in accordance with sound accounting practice. In determining the net income of the Company for the purpose of this Section, no deduction or adjustment shall be made for or in respect of any charges or credits which under sound accounting practice are not appropriate charges or credits in determining net income and, without limiting the generality of the foregoing, the following items shall be excluded from the computation: (1) expenses in connection with the issuance of stock of the Company and expenses in connection with the redemption or retirement of any securities issued by the Company, including any amount paid in excess of the principal amount or par or stated value of securities redeemed or retired, or, in the event that such redemption or retirement is effected with the proceeds of sale of other securities of the Company, any interest or dividends on the securities redeemed or retired from the date on which the funds required for such redemption or retirement are deposited in trust for such purpose to the date of redemption or retirement, (2) profits or losses from the sale, abandonment or other disposition of property or other assets carried in plant or investment accounts of the Company, or from the reacquisition of any securities of the Company, or taxes in respect of any such profits, (3) any change in or adjustment of the book value of any assets owned by the Company arising from a revaluation thereof, (4) any adjustment (including tax adjustments) applicable to any period prior to January 1, 1966, or (5) amortization or elimination of gas utility property plant adjustment or acquisition accounts or intangibles.

The Company covenants that it will not, directly or indirectly, reclassify or otherwise convert Common Stock into any stock preferred over Common Stock as to dividends or upon liquidation.

SECTION 1.06. Definition of “minimum provision for depreciation”. So long as any of the Bonds of the 1991 Series are outstanding the term “minimum provision for depreciation” shall have the meaning provided in Section 1.32 of the Original Indenture.

SECTION 1.07. Duration of Effectiveness of Article One. This Article shall be of force and effect only so long as any Bonds of the 1991 Series are outstanding.

ARTICLE TWO.

Modifications of the Original Indenture.

SECTION 2.01. The Company hereby confirms unto the Trustees all rights, interests, claims and benefits in and under all contracts for the purchase by the Company of natural gas which, prior to the execution and delivery of this Sixth Supplemental Indenture, the Company has specifically assigned to the Trustees pursuant to Section 9.14 of the Original Indenture.

Section 9.14 of the Original Indenture is hereby amended, subject to the provisions of the last paragraph of this Section 2.01, to read as follows:

“SECTION 9.14. The Company hereby assigns, transfers and confirms unto the Trustees and subjects to the lien of this Indenture, to the extent permitted by law, all the rights, interests, claims and benefits of the Company in and under all contracts for the purchase of natural gas by the Company specifically assigned to the Trustee or Trustees prior to the execution and delivery of the Sixth Supplemental Indenture hereto (other than those which at the date of the execution and delivery of said Sixth Supplemental Indenture have expired or have been replaced by other contracts or agreements as permitted by this Indenture), and every other contract for the purchase of natural gas by the Company entered into by the Company before or after the execution and delivery of said Sixth Supplemental Indenture (such contracts being hereinafter referred to as “gas purchase contracts”).

The Company will perform and carry out the terms of said gas purchase contracts (whether entered into by the Company before or after the execution and delivery of said Sixth Supplemental Indenture), as the same may from time to time be amended or supplemented, subject to the right of the Company to cause any of said gas purchase contracts to be amended, supplemented or terminated, or any new gas purchase contract to be entered into in substitution therefor or otherwise, upon the following terms and conditions:

A. Upon the execution of any amendment or supplement to any gas purchase contract or any new or substitute gas purchase contract or any instrument terminating any gas purchase contract, the effect of which will be either to increase or to decrease the amount of gas which the Company shall have a firm obligation to purchase, or the seller shall have a firm obligation to sell to the Company, by at least 100,000 therms per day (a “therm” being a quantity of heat equivalent to 100,000 British Thermal Units), the Company shall forthwith furnish to the Trustee (a) an instrument confirming and perfecting the lien of this Indenture on all rights, interests, claims and benefits of the Company in and under such amendment or supplement or new or substitute contract, (b) a copy of the instrument which constitutes such amendment, supplement or new or substitute contract or which effects such termination, accompanied by an officers’ certificate certifying such copy to be a true and correct copy of the original instrument, and stating in substance either (i) that such amendment, supplement or new or substitute agreement, or such termination, has been approved or ordered by a governmental authority having jurisdiction in the premises or (ii) that in the opinion of the signers such amendment, supplement or new or substitute contract, or such termination, does not and will not render the supply of gas of the Company inadequate to meet its requirements; (c) evidence satisfactory to the Trustee that notice has been or will be duly given to each other party to each gas purchase contract involved that all of the Company’s rights under such contract have been subjected to the lien of this Indenture; (d) an opinion of counsel to the effect that the Company’s rights under such amended or supplemented contract or under such new or substitute contract have been validly assigned to the Trustees and are subject to the lien of this Indenture.

B. On or before May 1, 1967 and on or before each May 1 thereafter, and at such other times as the Trustee may reasonably require, the Company will deliver to the Trustee a copy of each amendment or supplement to a gas purchase contract and each new or substitute gas purchase contract, and each instrument terminating a gas purchase contract, which shall have been entered into more than 30 days prior to such May 1 (or such other date as shall be required by the Trustee) and which shall not have previously been furnished to the Trustee pursuant to the provisions of this Indenture, together with certificates, opinions and other instruments and documents of the character required by clauses (a), (b), (c) and (d) of paragraph A of this Section.

C. Unless and until a default shall exist hereunder, the Company shall be entitled to receive and dispose of all gas deliverable under any and all gas purchase contracts subject to the lien hereof and to require and enforce the performance of any such contracts without further consent or action by the Trustees, or either of them, but the Trustee shall, if the Company shall so request in an application of the Company filed with the Trustee, deliver suitable orders in favor of the Company for the delivery of all gas and the performance of all acts and things under such contracts. Such orders shall be expressed to be revocable by the Trustee whenever a default shall exist hereunder. Whenever a default shall exist hereunder, the Trustee, or any receiver or trustee in bankruptcy or other person who shall rightfully be in possession of the trust estate, may receive and dispose of all gas deliverable under, and require and enforce the performance of, any and all such contracts.

D. If and so long as a default shall exist hereunder, the Company, while in the possession of the trust estate (other than securities and cash held by the Trustee or the trustee or other holder of a prior lien) may do any of the things hereinabove in this Section provided, if the Trustee, in its discretion, or the holders of at least a majority in principal amount of the Bonds at the time outstanding, shall in writing expressly authorize or consent to such action.

E. If and so long as the trust estate (other than securities and cash held by the Trustee or the trustee or other holder of a prior lien) shall be in the possession of a receiver or trustee lawfully appointed, the powers in this Section 9.14 conferred upon the Company may be exercised by such receiver or trustee (subject to authorization or consent of the Trustee or Bondholders as provided in paragraph D of this Section), in which case a certificate signed by such receiver or trustee shall be deemed the equivalent of any officers’ certificate required by any provision of this Section 9.14. If the Trustee shall be in possession of the trust estate (other than securities and cash held by the trustee or other holder of a prior lien), then all such powers may be exercised by the Trustee in its discretion.”

Each holder of any Bond of the 1991 Series by his acceptance thereof shall be deemed to have consented, within the meaning of Section 18.02 of the Original Indenture, to the amendment of Section 9.14 of the Original Indenture provided for above in this Section 2.01. Said amendment of said Section 9.14 shall become effective without the necessity of any further consent of the holders of any Bonds of the 1991 Series or of any other series of Bonds established after the execution and delivery of this Sixth Supplemental Indenture only (a) when a supplemental indenture for the purpose of making said amendment effective shall have been executed and delivered by the Company and the Trustees with the consent of the holders of not less than 66 2/3% in principal amount of the Bonds at the time outstanding, including the consent of the holders of not less than 66 2/3% in principal amount of the Bonds at the time outstanding of each series established prior to the execution of this Sixth Supplemental Indenture, or their attorneys-in-fact duly authorized, and otherwise complying with Section 18.02 of the Original Indenture, or (b) when all Bonds of all series established prior to the execution of this Sixth Supplemental Indenture shall cease to be outstanding.

SECTION 2.02. Section 1.28 of the Original Indenture is hereby modified by changing the word “as” in the last paragraph thereof to “or”.

ARTICLE THREE.

Principal Amount of Bonds Presently To Be Outstanding.

SECTION 3.01. The total aggregate principal amount of First Mortgage Bonds of the Company issued and outstanding and presently to be issued and outstanding under the provisions of and secured by the Indenture, will be Forty-eight Million Four Hundred Fifty Thousand Dollars ($48,450,000), namely, Eleven Million Eight Hundred

Fifty Thousand Dollars ($11,850,000) principal amount of First Mortgage Bonds, 5 1/2% Series due 1977, Five Million Two Hundred Eighty Thousand Dollars ($5,280,000) principal amount of First Mortgage Bonds, 5 1/2% Series due 1979, Four Million Five Hundred Fifty Thousand Dollars ($4,550,000) principal amount of First Mortgage Bonds, 4 7/8% Series due 1981, Nine Million Seven Hundred Seventy Thousand Dollars ($9,770,000) principal amount of First Mortgage Bonds, 4 5/8% Series due 1988, and Seven Million Dollars ($7,000,000) principal amount of First Mortgage Bonds, 4.70% Series due 1990 now issued and outstanding and Ten Million Dollars ($10,000,000) principal amount of First Mortgage Bonds, 6 1/8% Series due 1991, to be issued upon compliance by the Company with the provisions of Sections 5.02, 5.03 and/or 5.04 of the Original Indenture.

ARTICLE FOUR.

Miscellaneous.

SECTION 4.01. This Sixth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and shall form a part thereof, and the Original Indenture, as heretofore supplemented and hereby supplemented and modified, is hereby confirmed. All terms used in this Sixth Supplemental Indenture shall be taken to have the same meaning as in the Original Indenture except in cases where the context clearly indicates otherwise.

SECTION 4.02. Neither the Trustee nor the Co-Trustee shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or the due execution thereof by the Company or for or in respect of the recitals of fact and statements contained herein. The Company covenants and agrees that all such recitals and statements are made by it solely and that the same are true.

SECTION 4.03. This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

ARTICLE FIVE.

Real Property Acquired Since Date of the Fifth

Supplemental Indenture.

In King County, Washington:

That portion of Lots 8, 9, 10, 11, and 12 —Block 1 of Van Asselt and Gritman’s Addition to Georgetown in Section 28, Township 24 North, Range 4 East, WM as recorded in Volume 14 of Plats, Page 80 in records of King County, Washington lying southwesterly of the Seattle Freeway (PSH #1).

Tract 46 Corgiat Addition to Georgetown according to Plat recorded in Volume 12 of Plats, Page 16 of King County’s records except that portion thereof condemned in King County Superior Court Cause Number 616873 for Primary State Highway #1.

Tract 47 of Corgiat Addition to Georgetown according to Plat recorded in Volume 12 of Plats, Page 16 of King County’s records less portion taken for State Highway #1.

A tract containing 0.20 acres, more or less, described as the north 30 feet of Lot 20, Plat #2 of Renton Cooperative Coal Company’s Acre Tracts according to Plat recorded in Volume 9 of Plats, Page 27 of records of King County, Washington.

A tract containing  1/2 acre, more or less, described as the south 104 feet of the north 134 feet of the west 208 feet of the northwest quarter of the southwest quarter of Section 11, Township 24 North, Range 6 East, WM.

In Lewis County, Washington:

A tract containing  1/2 acre of land, more or less, described as a tract of land in the northeast quarter of Section 12, Township 11 North, Range 2 West, WM described as follows :

Beginning at the southeast corner of the George Drew’s Donation Land Claim (said corner being located 131.34 feet east and 5,042.40 feet south of the north quarter corner of said Section 12). Thence north along the east line of the George Drew’s Donation Land Claim 3,349.50 feet more or less to the center of the Cowlitz Drew’s Prairie Road (Knowles Road); thence north 86° 40’ east along said centerline 115.70 feet, thence north 0° 28’ 30” west 20 feet to the true point of beginning. Thence continuing north 0°28’30” west 128 feet, thence north 86° 40’ east 170.20 feet, thence south 0° 28’ 30” east 128 feet to the north line of the Cowlitz Drew’s Prairie Road, and thence south 86° 40’ west 170.20 feet to the true point of beginning.

IN WITNESS WHEREOF, WASHINGTON NATURAL GAS COMPANY has caused this Sixth Supplemental Indenture to be signed in its corporate name and behalf by its President or one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary, and HARRIS TRUST AND SAVINGS BANK has caused this Sixth Supplemental Indenture to be signed in its corporate name and behalf by its President or one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary, and the said R. H. Long has hereunto set his hand and seal, all on the dates of their respective acknowledgments but effective as of the day and year first above written.

WASHINGTON NATURAL GAS COMPANY

	By	/s/ LELAND E. JONES
Vice President
[CORPORATE SEAL]

Attest:

/S/ PAUL H. CROMELIN
Assistant Secretary

HARRIS TRUST AND SAVINGS BANK as Trustee

	By	/s/ W. H. SPITLER
Vice President
[CORPORATE SEAL]

Attest:

/S/ J. L. SPRENG
Assistant Secretary

/S/ R. H. LONG
Co-Trustee

STATE OF NEW YORK	}	SS.:
COUNTY OF NEW YORK

LELAND E. JONES being first duly sworn, on oath deposes and says:

That he is a Vice President of WASHINGTON NATURAL GAS COMPANY, the mortgagor in the foregoing mortgage, and that said mortgage is made in good faith and without any design to hinder, delay or defraud creditors.

/S/ LELAND E. JONES

SUBSCRIBED and SWORN to before me this 11th day of August, 1966.

[NOTARIAL SEAL]	/S/ RICHARD J. PILIERO
RICHARD J. PILIERO Notary Public, State of New York No. 41-8374423 Qualified in Queens County Cert. filed in New York County Commission Expires March 30, 1968

STATE OF NEW YORK	}	SS.:
COUNTY OF NEW YORK

On this 11th day of August, A. D. 1966, before me personally appeared LELAND E. JONES, to me known to be a Vice President of WASHINGTON NATURAL GAS COMPANY, the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/S/ RICHARD J. PILIERO
RICHARD J. PILIERO Notary Public, State of New York No. 41-8374423 Qualified in Queens County Cert. filed in New York County Commission Expires March 30, 1968

[NOTARIAL SEAL]

STATE OF ILLINOIS	}	SS.:
COUNTY OF COOK

On this 12th day of August, A. D. 1966, before me personally appeared W. H. SPITLER to me known to be the Vice President, and J. L. SPRENG to me known to be the Assistant Secretary, of HARRIS TRUST AND SAVINGS BANK, the corporation that executed the within and foregoing instrument, and severally acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/S/ JOAN V. WALKER
Notary Public, Cook County, Illinois. My Commission Expires September 16, 1969

[NOTARIAL SEAL]

STATE OF ILLINOIS	}	SS.:
COUNTY OF COOK

On this 12th day of August, A. D. 1966, before me personally appeared R. H. LONG, to me known to be the individual who executed the within and foregoing instrument, and acknowledged to me that he executed the same as his free and voluntary act and deed, for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/S/ JOAN V. WALKER
Notary Public, Cook County, Illinois. My Commission Expires September 16, 1969

[NOTARIAL SEAL]

39